Exhibit 4.1

Execution Version

R. R. DONNELLEY & SONS COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

THIRTEENTH SUPPLEMENTAL INDENTURE

Dated as of February 9, 2022

to

Indenture dated as of January 3, 2007

6 1/2% Notes due 2023

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Generally	4

Article II

AMENDMENTS

Section 2.1	Certain Amendments to the Indenture	4
Section 2.2	Certain Waivers to the Indenture	7
Section 2.3	Effectiveness	7

Article III

MISCELLANEOUS PROVISIONS

Section 3.1	Ratification of Indenture	8
Section 3.2	Trustee Not Responsible for Recitals	8
Section 3.3	Table of Contents, Headings, etc.	8
Section 3.4	Counterpart Originals	8
Section 3.5	Governing Law; Jury Trial Waiver	9

THIS THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of February 9, 2022 (the “Thirteenth Supplemental Indenture”), between R. R. Donnelley & Sons Company, a Delaware corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of January 3, 2007 (the “Base Indenture” and, collectively with the Ninth Supplemental Indenture and the Eleventh Supplemental Indenture (each defined below), the “Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);

WHEREAS, the Company has executed and delivered to the Trustee a Ninth Supplemental Indenture, dated as of November 12, 2013 (the “Ninth Supplemental Indenture”), and an Eleventh Supplemental Indenture, dated as of June 18, 2020, to the Base Indenture governing the 6 1/2% Notes due 2023 (the “Notes”);

WHEREAS, pursuant to the terms of a consent solicitation statement, dated January 20, 2022 (the “Consent Solicitation Statement”), the Company solicited consents to certain waivers and amendments to the Indenture with respect to the Notes and other Securities as set forth herein;

WHEREAS, Section 8.02 of the Base Indenture provides that the Company and the Trustee may amend certain provisions of the Indenture or the Notes with the consent of the registered holders (the “Holders”) of a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes owned by the Company or any of its Affiliates), and such consent has been received by the Company;

WHEREAS, the Company desires the Trustee to join with it in the execution and delivery of this Thirteenth Supplemental Indenture, and in accordance with Sections 8.02, 8.06 and 10.04 of the Base Indenture, the Company has (i) duly adopted and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution and delivery of this Thirteenth Supplemental Indenture, (ii) delivered to the Trustee evidence reasonably satisfactory to the Trustee that Holders of a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consents to the amendments set forth in this Thirteenth Supplemental Indenture, and (iii) delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Thirteenth Supplemental Indenture is permitted by the Indenture and that all conditions precedent to its execution have been complied with, and the Indenture and this Thirteenth Supplemental Indenture are valid and binding obligations of the Company and are enforceable in accordance with their terms;

WHEREAS, all things necessary to make this Thirteenth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Generally.

(a)    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b)    The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

AMENDMENTS

Section 2.1    Certain Amendments to the Indenture. Solely with respect to the Notes, the Indenture is hereby amended as follows:

(a)    the definition of “Change of Control” as set forth in Section 1.2 of the Ninth Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries or to a Permitted Holder; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock.

(b)    the following definitions are hereby inserted alphabetically into Section 1.2 of the Ninth Supplemental Indenture:

“CAM” means Chatham Asset Management, LLC, a Delaware limited liability company, together with certain of its Affiliates.

“Permitted Holder” means CAM and its respective Subsidiaries and Affiliates and any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.1 hereof (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with Section 4.1 hereof) shall thereafter constitute a Permitted Holder.

(c)    Section 4.08 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“So long as any Securities are outstanding, the Company will deliver to the Trustee a copy of all of the information and reports referred to below:

(a) for so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(1) within the time periods specified in the Commission’s rules and regulations, all quarterly and annual reports on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports on Form 8-K;

(b) for so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(1) within 120 days after the end of each fiscal year (or 150 days in the case of the fiscal year of the Company ended on or around December 31, 2022), annual audited financial statements for such fiscal year, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with respect to the periods presented prepared in accordance with GAAP and a report thereon by the Company’s certified independent accountants;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited financial statements (including footnotes) for the interim period as of, and for the period ending on, the end of such quarter, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Company with respect to the periods presented prepared in accordance with GAAP; and

(3) promptly after the occurrence of any of the following events~~,~~ (and, in any case, not required to be sooner than five Business Days after the occurrence of any such event), current reports of the Company containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the

Exchange Act on April 28, 2021 pursuant to Sections 1 and 4, Items 2.01, 2.03, 2.04(a), 5.01, 5.02(a)(1) (with respect to independent directors only), 5.02(b) (with respect to officers and independent directors only), 5.02(c)(1) and (3), 5.02(d)(1), (2), (3) and (4) (in each case, with respect to independent directors only) 5.03(b) of Form 8-K (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined in good faith by the Company)) if the Company had been a reporting company under the Exchange Act.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified in this Section 4.08 and such information is subsequently filed or furnished, as applicable, the Company shall be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article SIX hereof if Holders of at least 25% in principal amount of the then total outstanding Securities have declared the principal of, premium, if any, interest and any other monetary obligations on all the then outstanding Securities to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(c) In addition to providing such information to the Trustee, the Company shall make available to Holders the information required to be provided pursuant to clauses (1), (2) and (3) of the preceding paragraph, by posting such information to its website or on IntraLinks or any comparable password protected online data system or website.

(d) Notwithstanding the foregoing, (a) the Company will not be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302, Section 404 and Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein or (iii) Items 201, 402, 403, 405, 406, 407, 701 or 703 of Regulation S-K, (b) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10, Rule 13-01 or Rule 13-02 of Regulation S-X or include any exhibits or certifications required by Form 10-K or Form 10-Q (or any successor forms) or related rules under Regulation S-K and (c) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in this offering memorandum and shall not be required to present compensation or beneficial ownership information.

(e) The Company has agreed that, for so long as any Securities remain outstanding during any period when the Company is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the Commission with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Notwithstanding this Section 4.08, the Company will be deemed to have delivered such reports and information referred to above to the Holders and the Trustee for all purposes of this Indenture if the Company has filed such reports with the Commission via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this Section 4.08 will be deemed satisfied and the Company will be deemed to have delivered such reports and information referred to above to the Holders for all purposes of this Indenture by the posting of reports and information that would be required to be provided on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants under this Indenture or with respect to any reports or other documents filed with the Commission or posted on the Company’s website pursuant to this Indenture, or participate in any conference calls.”

(d)    all references to Sections of the Indenture amended by this Thirteenth Supplemental Indenture shall mean such Section as amended by this Thirteenth Supplemental Indenture.

Section 2.2    Certain Waivers to the Indenture. Solely with respect to the Notes, the merger of Chatham Delta Acquisition Sub, Inc., a Delaware corporation, with and into the Company (the “Merger”) pursuant to the agreement and plan of merger, dated as of December 14, 2021, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time (the “Merger Agreement”), will not constitute a Change of Control under Section 1.2 of the Ninth Supplemental Indenture. For the avoidance of doubt, the Company shall have no obligation to make a Change of Control Offer pursuant to Section 4.1 of the Ninth Supplemental Indenture in connection with the Merger.

Section 2.3    Effectiveness. This Thirteenth Supplemental Indenture shall become effective upon the execution and delivery hereof by the parties hereto. Notwithstanding the foregoing, the amendments and waivers set forth above in this Article II shall not become operative until immediately prior to the consummation of the Merger pursuant to the Merger Agreement and will cease to be operative if the Merger is not consummated or the Consent Consideration (as defined in the Consent Solicitation Statement) with respect to the Notes is not paid in accordance with the terms of the Consent Solicitation Statement.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1    Ratification of Indenture. The Indenture, as supplemented by this Thirteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Thirteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2    Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Thirteenth Supplemental Indenture or of the Notes. The Trustee makes no representations as to and shall not be responsible for the Company’s 6.00% notes due 2024, 6.125% senior secured notes due 2026, 8.250% notes due 2027, 8.500% notes due 2029, 6.625% debentures due 2029 and 8.820% debentures due 2031, the solicitation of consents and the consents of the Holders of the Notes. In entering into this Thirteenth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Company hereby confirms to the Trustee that this Thirteenth Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

Section 3.3    Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Thirteenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4    Counterpart Originals. The parties may sign any number of copies of this Thirteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Thirteenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Thirteenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Thirteenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Thirteenth Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Thirteenth Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions

Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Thirteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 3.5    Governing Law; Jury Trial Waiver. THIS THIRTEENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRTEENTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Thirteenth Supplemental Indenture to be duly executed all as of the date and year first written above.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Terry D. Peterson
	Name:	Terry D. Peterson
	Title:	Executive Vice President and Chief Financial Officer

[Thirteenth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: Computershare Trust Company, N.A. as agent and attorney-in-fact

By:	/s/ Belinda Coleman
	Name:	Belinda Coleman
	Title:	Assistant Vice President

[Thirteenth Supplemental Indenture]